EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/09/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS ANOTHER STRONG MONTH;

AUGUST GLOBAL COMPARABLE SALES UP 8.5%

•	U.S. comparable sales up 4.5%

•	Europe comparable sales up 11.6%

•	Asia/Pacific, Middle East and Africa comparable sales up 10.0%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 8.5% in August.  Systemwide sales for McDonald’s worldwide restaurants rose 14.1% in August, or 10.0% in constant currencies.
McDonald’s Chief Executive Officer Jim Skinner said, "We’re connecting with customers worldwide by providing a convenient, affordable and relevant restaurant experience.  This ongoing commitment to customers continues to drive our momentum in every area of the world."
U.S. comparable sales rose 4.5% in August driven by McDonald’s popular breakfast menu, the Olympic-themed Southern Style Chicken Sandwich and Biscuit promotion and everyday affordability with a special focus on beverages.
In Europe, strong performance in the U.K., France, Germany and nearly all other markets contributed to comparable sales increasing 11.6%.  Menu variety complemented with value and relevant marketing benefited the region’s performance.
In Asia/Pacific, Middle East and Africa, comparable sales rose 10.0% due to the continuing momentum in a majority of markets including Australia, Japan and China.  Extended hours and Olympic-related marketing encompassing local menu choice attracted more customers to our restaurants.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2008	2007	Reported	Currency
McDonald's Corporation	8.5	8.1	14.1	10.0
Major Segments:
U.S.	4.5	7.4	5.4	5.4
Europe	11.6	6.1	21.5	13.5
APMEA*	10.0	12.4	18.9	12.8

Year-To-Date August 31,
McDonald's Corporation	7.1	7.0	15.1	8.6
Major Segments:
U.S.	3.8	5.0	4.7	4.7
Europe	9.3	7.6	23.8	11.0
APMEA*	9.0	10.1	22.6	11.6
                                   * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In August 2008, this calendar shift/trading day adjustment consisted of one less Wednesday and Thursday, and one more Sunday and Saturday compared with August 2007.  The resulting adjustment varied by area of the world, ranging from approximately +0.3% to +2.1%.

Upcoming Communications
Ralph Alvarez, McDonald’s Chief Operating Officer, will speak at the 38th Annual Bank of America Investment Conference on September 16, 2008 at 8 a.m., Pacific Time.  This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release third quarter results on October 22, 2008.

McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

#   #   #